Exhibit 5.2

December 1, 2025

Gildan Activewear Inc.

600 Maisonneuve Blvd W #33

Montreal, Quebec H3A 3J2 Canada

Ladies and Gentlemen:

We provide this opinion in connection with the Registration Statement on Form S-8 of Gildan Activewear Inc. (the “Company”) (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) which represent unsecured obligations to pay deferred compensation in the future in accordance with the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Plan”), which were assumed by the Company in connection with the completion of the Agreement and Plan of Merger dated August 13, 2025 by and among the Company, Galaxy Merger Sub 1, Inc., Galaxy Merger Sub 2, Inc., Hanesbrands Inc., Helios Holdco, Inc. and Helios Merger Sub, Inc.

We have examined instruments, documents and records which we have deemed relevant and necessary for the purposes of the opinion expressed herein. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon the foregoing, we are of the opinion that the Deferred Compensation Obligations, when incurred in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

In rendering this opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without

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Gildan Activewear Inc.
December 1, 2025

our prior written consent. Notwithstanding the foregoing, we hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder

Very truly yours,

/s/ McDermott Will & Schulte LLP

McDermott Will & Schulte LLP